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                                                                       Exhibit 9

                           TRANSFER AGENCY AGREEMENT

     L. ROY PAPP & ASSOCIATES, an Arizona partnership (The "Transfer Agent"), and PAPP AMERICA-PACIFIC RIM FUND, INC., a Maryland corporation registered with the Securities and Exchange Commission as an open-end investment company (the "Fund"), agree that:

     1. Definitions. Whenever used in this agreement, the following words and phrases, unless the context otherwise requires, have the following meanings:

     (a) "Articles of Incorporation" means the Articles of Incorporation of the Fund as they may be amended from time to time;

     (b) "Authorized Person" includes the Chairman, the President, any Vice President, the Secretary or any Assistant Secretary, the Treasurer or any Assistant Treasurer, of the Fund, or any other person, whether or not such person is an Officer or employee of the Fund, duly authorized to give Oral Instructions and Written Instructions on behalf of the Fund as indicated in a certification pursuant to Section 6(d) or 6(e) as may be received by the Transfer Agent from time to time;

     (c) "Certificate" means any notice, instruction or other instrument in writing, authorized or required by this agreement to be given to the Transfer Agent, which is actually received by the Transfer Agent and signed on behalf of the Fund by any two Officers thereof;

     (d)  "Commission" means the Securities and Exchange Commission;

     (e) "Custodian" means the custodian of the securities and moneys owned by the Fund, which is to be Founders Bank of Arizona unless and until the Transfer Agent shall receive a certificate otherwise;

     (f) "Directors" means the duly elected Directors of the Fund; "Board of Directors" means the Board of Directors of the Fund;

     (g) "Fund" means Papp America-Pacific Rim Fund, Inc., a Maryland corporation;

     (h) The "1940 Act" means the Investment Company Act of 1940 and the Rules and Regulations of the Commission thereunder;

     (i) "Officer" means the Chairman, the President, and Vice President, the Secretary and the Treasurer of the Fund;

     (j) "Oral Instructions" means instructions orally communicated and actually received by the Transfer Agent from an Authorized Person or from a person reasonably believed by the Transfer Agent to be an Authorized Person;

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     (k)  "Prospectus" means the prospectus of the Fund relating to the Fund's
Shares that became effective most recently under the Securities Act of 1933, and as it may subsequently have been supplemented;

     (l)  "Shares" means capital stock, $.01 par value per share, of the Fund;

     (m)  "Shareholder" means registered owner of Shares;

     (n) "Written Instruction" means a written communication actually received by the Transfer Agent from an Authorized Person or from a person reasonably believed by the Transfer Agent to be an Authorized Person by telex or any other such system whereby the receiver of such communication is able to verify through codes or otherwise with a reasonable degree of certainty the authenticity of the sender of such communication;

     2    Representation of Transfer Agent. The Transfer Agent does hereby represent and warrant to the Fund that it is duly registered as a transfer agent as provided in section 17A(c) of the Securities Exchange Act of 1934, as amended.

     3. Appointment of the Transfer Agent. The Fund appoints the Transfer Agent as transfer agent for all of the Shares and as shareholder servicing agent for the Fund. The Transfer Agent accepts such appointments and agrees to perform the duties herein set forth.

     4.   Compensation.

     (a) The Fund shall compensate the Transfer Agent for its services rendered under this agreement in accordance with the fees set forth in the fee schedule annexed hereto and incorporated herein.

     (b) The compensation agreed to hereunder may be adjusted from time to time by attaching a revised fee schedule, dated and signed by an Officer of each party hereto, to this agreement.

     (c) The Transfer Agent shall present a bill to the Fund as soon as practicable after the end of each calendar month, detailed in accordance with the fee schedule. The Fund shall promptly pay to the Transfer Agent the amount of such billing.

     5. Documents. In connection with the appointment of the Transfer Agent, the Fund shall, on or before the date this Agreement goes into effect, file with the Transfer Agent a copy of each of the following documents:

     (a)  The Articles of Incorporation, as then in effect;

     (b)  The bylaws of the Fund, as then in effect;

     (c)  The resolution of the Board of Directors authorizing this agreement;

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     (d)  All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Fund relating to the sale, holding or redemption of Shares.

     6. Further Documentation. The Fund shall also furnish from time to time a copy of each of the following documents:

     (a) Each registration statement filed with the Commission, and all related amendments and orders relating to the sale of Shares;

     (b) Each amendment to the Articles of Incorporation and to the bylaws of the Fund;

     (c) Copies of each resolution of the Directors designating Authorized Persons to give instructions to the Transfer Agent;

     (d)  A certificate of any change in any Officer or Director of the Fund;

     (e) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Transfer Agent in the proper performance of its duties.

     7. Representations of the Fund. The Fund represents to the Transfer Agent that, as of the date of this agreement, it is authorized to issue 5,000,000 Shares. When Shares are hereafter issued in accordance with the terms of sale in the Prospectus, such Shares shall be validly issued, full paid and nonassessable by the Fund.

     8.   Duties of the Transfer Agent.

     (a) The Transfer Agent shall be responsible for administering and performing the functions required for the Shares, for acting as service agent in connection with dividends and distributions on the Shares, and for performing shareholder account administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of the Shares. The details of the operating standards and procedures to be followed shall be determined from time to time by agreement between the Transfer Agent and the Fund, and where appropriate, the Custodian.

     (b) The Transfer Agent shall create and maintain all necessary records including those specified in Section 17 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Fund, including after termination of this agreement. Where applicable, such records shall be maintained by the Transfer Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     (c) The Transfer Agent shall make available during regular business hours all records and other data created and maintained pursuant to this agreement, for reasonable audit and inspection by the Fund and any person retained by the Fund. Upon reasonable notice by the

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Fund, the Transfer Agent shall make available during regular business hours its facilities and premises employed in connection with its performance of this agreement for reasonable visitation by the Fund and any person retained by the Fund.

     (d) The Transfer Agent shall maintain records of the name of each registered owner of Shares, the number of Shares (to the nearest one-thousandth of a Share) owned by such registered owner and in the aggregate by all registered owners and, to the extent it is able to do so, the address and tax identification number of each registered owner. The Transfer Agent shall maintain a stop transfer record when necessary.

     (e) The Transfer Agent shall address and mail all communications by the Fund to its Shareholders, including reports to Shareholders, dividend and distribution notices, and notices of and proxy materials for meetings of Shareholders.

     (f) The Transfer Agent shall investigate all Shareholder inquiries relating to accounts of the respective Shareholders, and shall answer all correspondence from Shareholders, and to the extent appropriate, from securities brokers and others, relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund.

     (g) The Transfer Agent shall furnish the Fund with reports of registration of ownership of Shares, such periodic and special reports as the Fund may reasonably request and the Transfer Agent can reasonably provide, and such other information, including Shareholder lists and statistical information concerning Shareholder accounts, as may be agreed upon from time to time between the Fund and the Transfer Agent.

     (h) In connection with special and annual meetings of Shareholders, the Transfer Agent shall prepare lists of Shareholders, shall mail to the Shareholders notices of the meetings and proxy materials, shall furnish to the Fund affidavits of such mailings, shall process and tabulate the voting instructions of the proxies returned by or for Shareholders, shall report to the Fund on such returns and tabulations, shall report at each meeting on the number of Shares represented at the meeting by proxy and, separately, by Shareholders in person, shall act as teller at the meeting, and shall certify the voting of holders of Shares.

     9.   Sales of Fund Shares.

     (a) Whenever the Fund shall sell any of its Shares, the Fund shall deliver or cause to be delivered to the Transfer Agent a Certificate duly specifying:
(i) the number of Shares sold, trade date and price per Share and the total price; (ii) the amount of money to be delivered to the Custodian from the sale of such Shares; and (iii) in the case of a new account, a new account application or sufficient information with which to establish an account.

     (b) The Transfer Agent shall, upon receipt by it of a check or other medium of payment identified by it as funds or a claim of funds in payment of the purchase price for sales of Shares (and where required, payable or endorsed to the Transfer Agent as agent for, or identified as being for the account of, the Fund), promptly deposit such check or other payment to the

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appropriate account postings necessary to reflect the sale according to arrangements to be made between it and the Custodian. The Transfer Agent will notify the Fund, or its designee, and the Custodian of all purchases and related account adjustments.

     (c) Upon receipt of the notification required under paragraph (a) hereof, the Transfer Agent shall issue to the purchaser a confirmation of the information received under paragraph 9(a) (including, if needed, a request for additional information needed for the account records).

     (d) Upon the issuance of any Shares in accordance with the foregoing provisions of this Section, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance.

     (e) The Transfer Agent may establish such additional rules and regulations governing the transfer or registration of certificates for Shares as it may deem advisable and as are consistent with rules and regulations generally adopted by bank transfer agents, except as it may be instructed otherwise by an Officer.

     10. Failure of Payment. In the event that any check or other order for the payment of the price of Shares sold by the Fund is for any reason not paid upon demand for payment, the Transfer Agent will: (i) give prompt notice to the Fund or its designee of such failure of payment; (ii) place a stop transfer order against all Shares that were to have been issued in consideration for such failed payment; and (iii) take such other steps as the Transfer Agent may, in its discretion, deem appropriate or as the Fund or its designee may instruct.

     11. Redemptions. The Transfer Agent shall duly process demands by Shareholders for redemption of Shares only in accordance with the requirements and procedures set forth in the Prospectus, except as and to the extent waived or otherwise specified by an Officer in any individual redemption.

     12. Transfers and Exchanges. The Transfer Agent shall duly process transfers of registered ownership of Shares only in accordance with the requirements and procedures set forth in the Prospectus applicable to redemptions (modified, if necessary, to accommodate any difference in a transfer from a redemption), except as and to the extent waived or otherwise specified by an Officer in any individual transaction.

     13. Right to Seek Assurances. The Transfer Agent reserves the right not to process a transfer or redemption of Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers of Arizona or the Uniform Commercial Code of Arizona, as they may be amended from time to time, which in the opinion of legal counsel for the Fund or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares, and the Fund shall indemnify the Transfer Agent for any act

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done or omitted by it in reliance upon such laws or opinions of counsel of the
Fund or of its own counsel.

     14.  Distributions.

     (a) The Fund shall promptly notify the Transfer Agent of the declaration of any dividend or other distribution on Shares. The Fund shall furnish to the Transfer Agent a resolution of the Board of Directors certified by the Secretary declaring a dividend or distribution of a specified amount per Share or in the aggregate, the medium of payment if payable other than in United States dollars, and the record date and the payable date of the distribution if the declaration was in an aggregate amount. In the event that the amount of the dividend or distribution is declared in the aggregate, then promptly after the record date a Certificate will be furnished to the Transfer Agent stating the per share equivalent of the aggregate amount as of the record date.

     (b) The Transfer Agent shall, on or before the payable date of any dividend or distribution, notify the Custodian of the estimated amount of cash required to pay the dividend or distribution, and the Fund agrees that, on or before the mailing date of such dividend or distribution, it shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount to be paid. As of the first calendar day after the record date, the Transfer Agent shall record in the Share accounts of those registered Shareholders whose dividends or distributions are to be reinvested in Shares the number and price of the Shares so acquired priced at the applicable net asset value. The Transfer Agent shall calculate, prepare and mail checks to Shareholders whose dividends and other distributions are to be received by them in money.

     (c) The Transfer Agent shall replace lost checks upon receipt of properly executed affidavits, and will maintain stop payment orders against replaced checks.

     (d) The Transfer Agent shall not be liable for the propriety of payments made in accordance with the resolutions of the Board of Directors.

     (e) If the Transfer Agent does not receive from the Custodian sufficient cash to make payment to all Shareholders as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Transfer Agent.

     15. Other Duties. In addition to the duties expressly provided for herein, the Transfer Agent shall perform such other duties and functions and shall be paid such amounts therefore as may from time to time be agreed in writing.

     16. Taxes. The Transfer Agent shall file such appropriate information returns concerning the payment of dividends and capital gains distributions with the proper Federal, state and local authorities as are required by law to be filed by the Fund and shall withhold such sums as are required to be withheld by applicable law.

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     17.  Books and Records.

     (a) The Transfer Agent shall maintain records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of shares held; (iii) historical information regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information on withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account; (vii) any information required in order for the Transfer Agent to perform the calculations contemplated or required by this agreement; and (viii) such other information and data as may be required by law.

     (b) Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Fund at reasonable times. The Transfer Agent may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Transfer Agent's files, records and documents created and maintained by the Transfer Agent in performance of its services or for its protection.

     18.  Reliance by Transfer Agent; Instructions.

     (a) The Transfer Agent shall be protected in acting upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person, and shall not be held to have any notice of any change of authority of any person until receipt of written certification thereof from the Fund. It shall also be protected in processing Share certificates that it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Fund, but shall be responsible for the proper countersignature of the Transfer Agent.

     (b) At any time the Transfer Agent may apply to any Authorized Person of the Fund for Written Instructions, and at the expense of the Fund, may seek advice from legal counsel for the Fund or its own legal counsel, with respect to any matter arising in connection with this agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or with the opinion of such counsel and, apart from that, in the exercise of reasonable care. In addition, the Transfer Agent, its officers, agents or employees, shall accept instructions or requests given to them by any person representing or acting on behalf of the Fund only if said representative is known by the Transfer Agent, its officers, agents or employees, to be an Authorized Person. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of Authorized Persons of the Fund.

     (c) Notwithstanding any of the foregoing provisions of this agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issue or sale of any Shares of the Fund, nor the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares of the Fund, nor the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Fund, nor the legality of the issue of any dividend by the Fund, nor the legality of the issue of any

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Shares of the Fund in payment of any stock dividend; or (iv) the legality of any recapitalization or readjustment of the Shares of the Fund.

     19.  Standard of Care and Indemnification.

     (a) The Transfer Agent may, in connection with this agreement, employ agents or attorneys in fact, or both, and shall not be liable for any loss arising out of or in connection with its actions (which includes the actions of its agents and attorneys in fact) under this agreement so long as it (which includes its agents and attorneys in fact) acts in good faith and with due diligence, and is not negligent or guilty of any willful misconduct.

     (b) The Fund hereby agrees to indemnify and hold harmless the Transfer Agent from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Transfer Agent in good faith in reliance upon any Certificate, instrument, order or stock certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an Authorized Person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (ii) any action taken or omitted to be taken by the Transfer Agent in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification hereunder shall not apply to actions or omissions of the Transfer Agent or its partners, employees or agents in case of its own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

     (c) The Transfer Agent hereby agrees to indemnify and hold harmless the Fund from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Fund may sustain or incur or which may be asserted against the Fund by any person by reason of, or as a result of, the negligence or misconduct of the Transfer Agent or its agents or contractors. However, indemnification hereunder shall not apply to actions or omissions of the Fund or its directors, officers, employees or agents in case of its own negligence, willful misconduct, bad faith, or reckless disregard of its own or their own duties hereunder.

     20. Affiliation Between Fund and Transfer Agent. It is understood that the partners and employees of the Transfer Agent may be interested in the Fund as directors, officers, employees, agents, Shareholders, or otherwise. The fact that any officer, director, employee, agent or Shareholder (or two or more of them) of the Fund is or may be an affiliated person (as defined in the 1940 Act) of the Transfer Agent shall not affect the validity of this agreement.

     21.  Term.

     (a) This agreement shall become effective on the date on which the Fund's registration of its shares under the Securities Act of 1933 on form N-1A No. 33-___________ becomes effective under that Act (the "Effective Date") and shall continue in effect from year to

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

year thereafter, on and after March 20, 1998, so long as such continuance is specifically approved at least annually both (i) by either the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and (ii) by a vote of the majority of the Directors who are not interested persons of the Fund (as defined in the 1940
Act), voting in person at a meeting of the Board of Directors called for the purpose of voting on such approval.

     (b) This agreement may be terminated at any time, without payment of penalty, by the Board of Directors of the Fund, or by a vote of the holders of a majority of the outstanding voting securities of the Fund, on not more than 60 days' written notice to the Transfer Agent. In the event such notice is given by the Fund, it shall be accompanied by a resolution of the Board of Directors certified by the Secretary, electing to terminate this agreement and designating a successor transfer agent. This agreement may be terminated by the Transfer Agent at any time upon 60 days' written notice to the Fund. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 act).

     22. Amendment. This agreement may not be amended or modified in any manner except by a written agreement executed by both parties to this agreement, and approved in the manner required by subparagraph 21(a) for the continuation of the agreement.

     23. Subcontracting. The Fund agrees that Transfer Agent may, in its discretion, subcontract for certain of the services to be provided hereunder; provided, however, that the Transfer Agent shall continue to be responsible to the Fund for the performance of those services to the extent specified in this agreement.

     24. Security. The Transfer Agent represents and warrants that, to the best of its knowledge, the various procedures and systems which the Transfer Agent has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) the Fund's blank checks, records and other data and the Transfer Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

     25. Confidentiality of Records. The Transfer Agent agrees not to disclose any information received from the Fund to any person except the Transfer Agent's employees and agents, and shall use its best efforts to maintain such information as confidential. Upon termination of this agreement, the Transfer Agent shall return to the Fund all records in the possession and control of the Transfer Agent related to the Fund's activities, other than the Transfer Agent's own business records.

     26.  Miscellaneous.

     (a) This agreement shall be construed in accordance with the laws of the State of Arizona.

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     (b)  This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original: but such counterparts shall, together, constitute only one instrument.


Dated December 18, 1996

                                     L. ROY PAPP & ASSOCIATES


                                     By:     /s/ L. Roy Papp
                                        --------------------------------------
                                             L. Roy Papp, a general partner


                                     PAPP AMERICA-PACIFIC RIM FUND, INC.


                                     By:     /s/ Harry A. Papp
                                        --------------------------------------
                                             Harry A. Papp, President

                                 FEE SCHEDULE

     Commencing on the date shares of Papp America-Pacific Rim Fund, Inc. (the "Fund") are first offered for sale to the public, compensation payable by the Fund to L. Roy Papp & Associates (the "Transfer Agent") pursuant to Section 4 of the Transfer Agency agreement between the Fund and the Transfer Agent dated December 18, 1996 shall be as follows:

     Monthly fee per Shareholder account                  $ .75

     Fee per Shareholder-initiated transaction--
     purchase (other than by reinvestment in Fund
     shares) transfer or redemption                        1.00

     Fee per account for dividend or distribution paid
     (other than by reinvestment in Fund shares)            .50

     There is no charge for the processing changes in account information or for furnishing information with respect to any account, and there is no charge for opening a new account other than the $1 fee assessed for the initial purchase. A dividend and distribution payable on the same date shall result in the imposition of only one fee per account. The full monthly account fee will be payable on an account that is open for any portion of a month. It is understood that the Transfer Agent will make no charges for its services hereunder until January 1, 1999.

Approved:

PAPP AMERICA-PACIFIC RIM FUND, INC.             L. ROY PAPP & ASSOCIATES


By:    /s/ Harry A. Papp                        By:   /s/ L. Roy Papp
   ------------------------                        ------------------------
       President                                      a general partner

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